Exhibit 99

COURT OF CHANCERY OF THE STATE OF DELAWARE MORGAN T. ZURN VICE CHANCELLOR LEONARD L. WILLIAMS JUSTICE CENTER 500 N. KING STREET, SUITE 11400 WILMINGTON, DELAWARE 19801-3734 December 5, 2025 John C. Phillips, Jr., Esquire Phillips, McLaughlin & Hall, P.A. 1200 North Broom Street Wilmington, Delaware 19806 Neal C. Belgam, Esquire Smith, Katzenstein & Jenkins, LLP 1000 North West Street, Suite 1501 Wilmington, Delaware 19801 John M. Seaman, Esquire Abrams & Bayliss LLP 20 Montchanin Road, Suite 200 Wilmington, Delaware 19807 Steven L. Caponi, Esquire K&L Gates LLP 600 North King Street, Suite 901 Wilmington, Delaware 19801 RE: Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ Dear Counsel: I write to resolve the motion to dismiss the Verified First Amended Complaint (the "Motion") filed by defendants K&L Gates LLP and Clayton Parker (the "K&L Gates Defendants").1 I heard argument on the Motion on November 15, 2024.2 On February 26, 2025, I issued a partial bench ruling (the "Ruling") holding the plaintiff 1 Docket Item ("D.I.") 29. 2 D.I. 64.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 2 of 26 failed to state a claim for fraudulent inducement and tortious interference with contract against the K&L Gates Defendants, but denied the motion as to a breach of contract claim against Renovaro Biosciences Inc. ("Renovaro" or the "Company").3 The Ruling left the breach of fiduciary duty claim against the K&L Gates Defendants unresolved.4 I asked the parties to submit supplemental briefing under Florida law.5 They did so as of June 10, 2025.6 A month after supplemental briefing concluded, the plaintiff moved for leave to file a sur-reply.7 I denied that request on July 29, and took the motion to dismiss the breach of fiduciary duty claim under advisement.8 This letter concludes the plaintiff failed to state a breach of fiduciary duty claim against the K&L Gates Defendants under Florida law. The Motion is granted as to that claim. 3 D.I. 71 [hereinafter the "Ruling"] 4, 10, 37. 4 Ruling 24?30; see D.I. 60; D.I. 67; D.I. 75. 5 Ruling 37; D.I. 73. 6 D.I. 82; D.I. 84. 7 D.I. 86. 8 D.I. 92.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 3 of 26 I. BACKGROUND9 The parties are familiar with the facts as alleged in the Verified First Amended Complaint ("FAC"), which I related at length in the Ruling.10 Plaintiff Weird Science LLC ("Weird Science" or "Plaintiff") entered into a merger agreement (the "Merger Agreement") with Renovaro that closed on February 16, 2018 (the "Merger").11 After the Merger, a Weird Science manager named Carl Sandler was 9 Unless otherwise noted, the following facts are drawn from the plaintiff's Verified First Amended Complaint, available at D.I. 16 [hereinafter "FAC"], as well as the documents attached and integral to it. See Wal-Mart Stores, Inc. v. AIG Life Ins. Co., 860 A.2d 312, 320 (Del. 2004). Citations in the form "FAC ¶ __" refer to the First Verified Amended Complaint, available at D.I. 16. Citations in the form "DOB __" refer to the Opening Brief in Support of K&L Gates LLP and Clayton E. Parker's Motion to Dismiss, available at D.I. 37. Citations in the form "PCO __" refer to Plaintiffs' Consolidated Opposition to Motions to Dismiss the FAC by Defendants Renovaro Biosciences Inc., K&L Gates LLP and Clayton E. Parker, available at D.I. 45. Citations in the form "DRB __" refer to the Reply Brief in Support of Defendants K&L Gates LLP's and Clayton E. Parker's Motion to Dismiss, available at D.I. 51. Citations in the form "Hearing Tr. __" refer to the hearing transcript, available at D.I. 65. Citations in the form "Ruling __" refer to the Court's Bench Ruling on Defendants' Motions to Dismiss the FAC, available at D.I. 71. Citations in the form "SOB __" refer to the Supplemental Opening Brief in Support of Defendants K&L Gates LLP's and Clayton E. Parker's Motion to Dismiss, available at D.I. 76. Citations in the form "SAB __" refer to Plaintiff's Supplemental Answering Brief in Opposition to Motion to Dismiss FAC by Defendant K & L Gates LLP and Clayton E. Parker, available at D.I. 80. Citations in the form "SRB __" refer to the Supplemental Reply Brief in Support of Defendants K&L Gates LLP's and Clayton E. Parker's Motion to Dismiss, available at D.I. 84. 10 Ruling 4?10. 11 FAC ¶¶ 1, 35; D.I. 39 Ex. A [hereinafter the "Merger Agreement"].

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 4 of 26 placed on the Company's board as Plaintiff's designee.12 Sandler served as a Company director from February 16, 2018 to March 25, 2022.13 Plaintiff received over 17.5 million Renovaro shares ("Merger Shares") when the Merger closed.14 The Merger negotiations began in June 2017.15 Weird Science contends Renovaro and the K&L Gates Defendants conspired to deprive Weird Science of the ability to sell its Merger Shares. Plaintiffs allege Renovaro's chairman, who along with his affiliates owned the largest stake in Renovaro before the Merger, wanted to keep Weird Science from selling its shares as that could depress Renovaro's stock price.16 K&L Gates served as Renovaro's outside counsel since at least 2017, and the K&L Gates Defendants represented Renovaro in connection with the Merger.17 Plaintiff was represented by Lowenstein Sandler LLP throughout the Merger negotiations.18 From the outset, Plaintiff's counsel "w[as] explicit with K&L Gates: Weird 12 FAC ¶ 22. 13 Id. 14 Id. ¶ 35. 15 Id. ¶ 39. 16 Id. ¶¶ 25, 63. 17 Id. ¶¶ 6, 29, 38?39. 18 Id. ¶¶ 6, 13, 39?48.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 5 of 26 Science's ability to liquidate its Merger [] Shares was critical to the overall deal."19 That concern prompted numerous iterations of the transaction documents.20 During that process, the K&L Gates Defendants made representations to Plaintiff's counsel about Plaintiff's liquidity rights.21 For instance, on January 3, 2018, Parker told Weird Science it "will have the ability to sell approximately 380,000 shares every 90 days" which "would generate $3,040,000 in cash for [Weird Science]" assuming the shares were sold at the private placement price of $8.00 per share.22 "In reliance on the liquidity assurances from Parker," Weird Science signed the Merger Agreement the following week.23 The Merger's closing was conditioned on Weird Science executing a February 2018 Investor Rights Agreement ("IRA") and a Standstill and Lock-up Agreement ("SLA" and with the IRA, the "Agreements") that offered additional terms governing Weird Science's ability to sell its Merger Shares.24 Weird Science claims 19 FAC ¶ 39. 20 Id. ¶¶ 39?46. 21 Id. ¶¶ 40?45. 22 Id. ¶ 42. 23 Id. 24 Id. ¶¶ 37, 38; id. ¶ 48 n.9 ("The executed versions of the Investor Rights and Standstill and Lockup Agreements are attached to this Amended Complaint as Exhibits A and B, respectively."). Plaintiff's FAC did not attach any version of the Agreements. The Company provided executed versions of the Agreements with its opening brief. D.I. 39 at

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 6 of 26 the IRA was "a material inducement" to cause it to execute the Merger Agreement because the Merger Shares were the sole consideration Weird Science would receive in the Merger.25 In negotiating the Agreements, the K&L Gates Defendants assured Plaintiff it would have the right to demand registration and piggyback on the Company's registration.26 In response to Weird Science's concerns, on February 9, K&L Gates stated that after closing, and after reaching certain milestones, the Company "intends" to do an offering of Company shares, including Plaintiff's shares.27 Plaintiff alleges the K&L Gates Defendants "reiterated that the best opportunity for Weird Science to register and sell shares would be through the Company's first post-closing registration statement, which would give Weird Science, through piggyback rights, the ability to register and resell their Merger Agreement Shares without any volume limitations imposed by Rule 144."28 Ex. B [hereinafter the "IRA"]; D.I. 39 at Ex. C [hereinafter the "SLA"]. The Agreements are integral to Plaintiff's claim, incorporated in the FAC, and can be considered by the Court in resolving the Motion. E.g., Vanderbilt Income & Growth Assocs., L.L.C. v. Arvida/JMB Managers, Inc., 691 A.2d 609, 613 (Del. 1996). 25 FAC ¶¶ 3?4. 26 Id. ¶¶ 39?45. 27 Id. ¶ 45. 28 Id.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 7 of 26 Weird Science signed the Agreements on February 16, 2018.29 Sandler executed the Agreements and the Merger Agreement for Weird Science as its manager.30 The SLA provided that after six months, Weird Science could sell Merger Shares subject to Rule 144 and its volume limitations.31 After a year, on February 16, 2019, half of Plaintiff's Merger Shares could be sold free of contractual restrictions; the other half could be sold after two years.32 Subject to those restrictions, the IRA and SLA required Renovaro to support Weird Science in liquidating Merger Shares.33 The IRA granted Weird Science the piggyback rights the K&L Gates Defendants had mentioned in negotiations: if the Company planned to file any Registration Statement to effectuate a public offering of Renovaro securities, it had to notify Weird Science "in writing at least thirty (30) 29 Id. ¶¶ 5, 37; IRA at Recital; SLA at Recital. 30 FAC ¶ 37; Merger Agreement at Signature Page; IRA at Signature Page; SLA at Signature Page. 31 FAC ¶¶ 13, 59; SLA § 3.2(d) ("[A]fter the six-month anniversary of the Effective Date, dispositions by a Stockholder from time to time in market transactions up to the maximum number of shares of Lock-Up Securities permitted to be sold under the volume limitations of Rule 144 regardless of compliance with the holding period or other provisions of Rule 144."). 32 FAC ¶ 5; SLA § 3.1 (defining the lock-up period under the SLA). 33 IRA § 5.3 (compelling Renovaro to use commercially reasonable efforts to enable such a sale); SLA § 3.2(d) (granting Weird Science the right to sell "up to the maximum number of" Merger Shares as "permitted to be sold under the volume limitations of Rule 144" after six months elapsed from closing).

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 8 of 26 days prior to filing" so Weird Science could include its shares in the offering.34 And the IRA granted Weird Science demand rights, by which Weird Science could ask the Company to file a registration statement with respect to Weird Science's Merger Shares.35 After the Merger closed, Weird Science continued to ask the K&L Gates Defendants for guidance on its liquidity rights and the mechanics of selling its shares.36 On August 31, 2018, K&L Gates emailed a Weird Science manager regarding an SEC filing for Plaintiff, and provided Plaintiff a draft of the completed form.37 By then, more than six months had passed since the Merger closed, so Plaintiff was eligible to sell Merger Shares subject only to Rule 144's volume limitations.38 The K&L Gates Defendants did not mention that to Plaintiff.39 34 FAC ¶ 52; IRA § 7.2(c)(i). 35 FAC ¶¶ 53?54; IRA § 7.2(b)(i). 36 FAC ¶¶ 67?86. 37 Id. ¶ 68. 38 Id. ¶ 70; SLA § 3.2(d). Section 3.2 of the SLA provides five permitted dispositions of Merger Shares that are exempt from the Section 3.1 lock-up provision. SLA § 3.2?3.2(d) ("The restrictions set forth in Section 3.1 shall not be applicable and each Stockholder with respect to dispositions of Lock-Up Securities pursuant to any of the following . . . after the six month anniversary of the [Merger Closing], dispositions by a Stockholder from time to time in market transactions up to the maximum number of shares of Lock-Up Securities permitted to be sold under the volume limitations of Rule 144 regardless of compliance with the holding period or other provisions of Rule 144."). 39 FAC ¶¶ 68?70; see id. ¶ 94.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 9 of 26 On October 9, 2019, Sandler contacted Parker to ask how Weird Science could sell its Merger Shares, and if the Merger Shares were subject to transfer restrictions.40 Weird Science sought confirmation that half of its Merger Shares could be freely sold at that time.41 Parker responded those shares were restricted by securities laws, but free of the contractual lockup.42 Parker made no mention of Plaintiff's piggyback and demand rights or its right to sell Merger Shares under Rule 144, as provided in the SLA.43 On April 20, 2020, Plaintiff informed the K&L Gates Defendants of its intention to dispose of the Merger Shares in compliance with SEC requirements, by distributing Merger Shares to its members, who would initiate their own 10b5-1 plans.44 Between May 13 and May 30, Plaintiff worked with K&L Gates and its broker to distribute the Merger Shares.45 Plaintiff's broker handled the distribution and the re-issuance of the stock certificates.46 The K&L Gates Defendants 40 Id. ¶¶ 75?76. 41 Id. ¶ 76. 42 Id. 43 Id. ¶¶ 76, 88. 44 Id. ¶ 78. 45 Id. ¶ 80. 46 Id.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 10 of 26 confirmed they would handle the necessary SEC forms.47 Plaintiff alleges Parker "intentionally made no mention" of Weird Science's piggyback rights, demand rights, or Rule 144 rights that Renovaro had to support.48 Plaintiff claims the K&L Gates Defendants did so to prevent Weird Science from selling its Merger Shares.49 Between June 26 and July 4, the K&L Gates Defendants instructed Plaintiff that the only way to sell Merger Shares was under Rule 144, omitting Plaintiff's demand rights and piggyback rights.50 On July 13, Renovaro filed a Form S-3 Statement registering up to $50 million of Company shares for public sale (the "July 2020 Registration Statement").51 Plaintiff alleges the K&L Gates Defendants were specifically aware of the piggyback rights and Weird Science's desire to register and sell its Merger Shares, but never provided notice.52 Neither did Renovaro.53 Weird Science's shares were 47 Id. 48 Id.; IRA §§ 5.3?5.3(b). 49 FAC ¶ 80. 50 Id. ¶¶ 82?83; SAB 19 (describing the failure to inform Weird Science "that the Merger [] Shares would lose their registration rights once distributed" as "especially egregious"); FAC ¶¶ 97, 99, 162. 51 FAC ¶¶ 83, 102. 52 Id. ¶¶ 104, 106. 53 Under the IRA, the Company was required to provide notice to Plaintiff. IRA § 7.2(c)(i).

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 11 of 26 not included.54 The July Registration Statement became effective on July 20.55 If Plaintiff had piggybacked its Merger Shares on the July 2020 registration, it would have grossed $92,250,582.56 In 2020, nonparty Lincoln Park Capital Fund LLC ("Lincoln Park") provided the Company a line of credit in exchange for up to $20 million worth of Renovaro common stock.57 When the July 2020 Registration Statement became effective, the Company filed a prospectus supplement registering those Lincoln Park shares for resale. 58 Plaintiff alleges that while the K&L Gates Defendants were stifling Plaintiff's piggyback rights, they were counseling the Company in supporting registration of Lincoln Park's shares.59 On February 11, 2022, Renovaro filed a Form S-3 registration statement with 54 FAC ¶¶ 102?07. The Ruling held Plaintiff stated a breach of contract claim against Renovaro for failing to provide the registration notice the IRA required. Ruling 11?17. 55 FAC ¶ 102. 56 Id. ¶ 98. 57 Id. ¶¶ 10, 125. 58 Id. ¶¶ 8, 125; Enochian Biosciences, Inc. Prospectus Suppl. (Form 424(b)(5)) (July 20, 2020), at S?5; see In re Gen. Motors (Hughes) S'holder Litig., 897 A.2d 162, 170 (Del. 2006) (permitting the court to take judicial notice of "hearsay in SEC filings" that is not subject to reasonable dispute) (internal quotation marks, alterations, and citations omitted). On August 1, the Company changed its name from Enochian Biosciences Inc. to Renovaro Biosciences Inc. FAC ¶ 24. 59 FAC ¶¶ 83, 125.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 12 of 26 the SEC registering up to $100 million of Company shares for public sale (the "February 2022 Registration Statement").60 Again, Weird Science did not receive its contractually required notice of the February 2022 Registration Statement, and its Merger Shares were not included.61 Plaintiff contends it would have piggybacked its shares had it received notice.62 In June 2023, Renovaro agreed to file a registration statement to register Lincoln Park's resales of Company shares under a 2023 equity line of credit.63 Once again, Plaintiff did not receive its contractually required notice.64 That registration statement was never filed.65 Weird Science sued Renovaro on June 7, 2023, and brought in the K&L Gates 60 Id. ¶¶ 7, 108. 61 Id. ¶¶ 108, 111. 62 Id. ¶¶ 113?14. In particular, Plaintiff contends "such notice would have gone to Lowenstein Sandler" and "Lowenstein Sandler would have been armed with the information necessary to properly counsel Weird Science and its members." Id. ¶ 106, n.41; SAB 13; see also IRA § 8.2 (identifying Lowenstein Sandler LLP in the notice provision); SLA § 4.2 (identifying Lowenstein Sandler LLP in the notice provision). This role for Lowenstein Sandler is inconsistent with Plaintiff's position in this litigation that "Lowenstein Sandler represented Weird Science only with respect to the Merger Agreement." FAC ¶ 67, n.17. 63 Id. ¶¶ 8, 9, 116?18. 64 Id. ¶ 117. 65 Id. ¶ 121.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 13 of 26 Defendants on December 5 after the original defendants moved to dismiss.66 In Count V, Weird Science alleges that "[f]rom at least September 2018 through June 21, 2022" the K&L Gates Defendants not only had an attorney-client relationship with Plaintiff, but also owed Plaintiff fiduciary duties.67 Plaintiff contends the K&L Gates Defendants breached those duties by conspiring with Renovaro and its affiliates to deprive Plaintiff of its liquidity rights.68 II. ANALYSIS Plaintiff alleges the K&L Gates Defendants breached their fiduciary duties by depriving Weird Science of its liquidity rights.69 The Ruling determined Florida substantive law governs Plaintiff's fiduciary duty claim.70 For purposes of this opinion, I assume without deciding that the K&L Gates Defendants owed Weird Science fiduciary duties. Plaintiff asserts the K&L Gates Defendants were aware of Plaintiff's liquidity rights and desire to liquidate its Merger Shares, but repeatedly failed to inform 66 D.I. 1; D.I. 16. Plaintiff's initial complaint, filed on June 7, 2023, named Enochian Biosciences Inc. as the sole defendant. D.I. 1. On August 1, Enochian Biosciences Inc. changed its name to Renovaro Biosciences Inc. FAC ¶ 24. 67 FAC ¶¶ 86, 162?64. 68 Id. ¶¶ 163?64. 69 Id. ¶¶ 2, 13, 17, 63, 76, 79?80, 104, 111, 164. 70 Ruling 10, 25?30.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 14 of 26 Plaintiff of its rights under the Agreements.71 But under Florida law, Plaintiff is deemed aware of its contractual rights; it cannot state a claim against the K&L Gates Defendants for failing to make Plaintiff aware of those rights. Plaintiff also claims the K&L Gates Defendants' failure to provide it the contractually required written notices before the July 2020 Registration Statement and February 2022 Registration Statement deprived it of the opportunity to exercise its rights under the Agreements.72 This claim is time-barred under Florida law. A. Plaintiff Was Aware Of Its Contractual Rights As A Matter Of Law. Plaintiff's argument the K&L Gates Defendants breached their fiduciary duty "by not alerting Weird Science to the registration rights and Rule 144 covenants under the Investor Rights Agreement" rests on the premise that Plaintiff was unaware of the terms of the Agreements it signed.73 That premise is meritless under Florida law. "Florida law has long held that a party to a contract is ?conclusively presumed to know and understand the contents, terms, and conditions of the contract.'"74 71 FAC ¶¶ 68, 70?72, 76?83, 88, 94. 72 Id. ¶¶ 104, 111, 164. 73 SAB 31. 74 Rocky Creek Ret. Props., Inc. v. Est. of Fox, 19 So.3d 1105, 1109 (Fla. 2d DCA 2009) (quoting Stonebraker v. Reliance Life Ins. Co. of Pittsburgh, 123 Fla. 244, 247 (Fla. 1936)); see, e.g., All Fla. Sur. Co. v. Coker, 88 So.2d 508, 511 (Fla. 1956) ) ("It is the duty

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 15 of 26 "Florida adheres to the principle that a ?party has a duty to learn and know the contents of a proposed contract before [it] signs it.'"75 Therefore, a party "must be assumed to have known and [is] charged with the knowledge" of a contract it executed.76 Plaintiff's ability to liquidate its Merger Shares post-close was a chief concern throughout the Merger negotiations.77 Plaintiff pleads a detailed chronology charting the iterative drafting process of the Agreements.78 Plaintiff's FAC is also replete with descriptions of the Agreements' key provisions, including the provisions that governed Plaintiff's disposition of Merger Shares.79 The Agreements' terms are plain; Plaintiff does not contend they are ambiguous or in of every contracting party to learn and know its contents before [it] signs and delivers it. . . . To permit a party . . . to admit that [it] signed it but to deny that it expresses the agreement [it] made or to allow [it] to admit that [it] signed it but did not read it or know its stipulations would absolutely destroy the value of all contracts."). 75 Wexler v. Rich, 80 So.3d 1097, 1100?01 (Fla. 4th DCA 2012) (quoting Mfrs.' Leasing, Ltd. v. Fla. Dev. & Attractions, Inc., 330 So.2d 171, 172 (Fla. 4th DCA 1976)). 76 Breckenridge v. Farber, 640 So.2d 208, 211 (Fla. 4th DCA 1994) (quoting Marthame Sanders & Co. v. 400 W. Madison Corp., 401 So.2d 1145, 1146 (Fla. 4th DCA 1981)); see also Mandell v. Fortenberry, 290 So.2d 3, 7 (Fla. 1974) ("There is a presumption that the parties signing legal documents are competent, that they mean what they say, and that they should be bound by their covenants.") 77 FAC ¶¶ 39?46, 63, 70?71. 78 Id. ¶¶ 39?46. 79 Id. ¶¶ 49?62. The FAC acknowledges Plaintiff has yet to exercise its demand right, and that the right is "alive and well as of the date of this First Amended Complaint." Id. ¶ 54.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 16 of 26 any way confusing. Once the Agreements were signed, Plaintiff's allegations show Plaintiff was aware of the evolving restrictions governing its disposition of Merger Shares. For example, on October 10, 2019, Plaintiff alleges Parker confirmed Weird Science's understanding that half of its Merger Shares were released from the SLA's lock-up provision.80 Under Florida law, Plaintiff is presumed to know and understand the terms governing its Merger Shares. Plaintiff cannot, as a matter of law, hold the K&L Gates Defendants liable for not notifying it of contractual terms it is presumed to have understood. B. Plaintiff's Claim Based On Lack Of Notice Is Time-Barred. In its second theory, Plaintiff contends the K&L Gates Defendants breached their fiduciary duties by failing to give Plaintiff notice of the opportunity to exercise its piggyback rights in connection with the July 2020 and February 2022 Registration Statements.81 Even if K&L Gates Defendants owed fiduciary duties, and even if those duties imposed on them an independent obligation to provide notice in addition 80 Id. ¶ 76. And on June 29, 2023, Plaintiff learned the Company agreed to register Company shares issued to Lincoln Park under a 2023 registration rights agreement and promptly notified the Company it wanted to assert its right to piggyback on the registration statement. Id. ¶ 118. Plaintiff asserted its piggyback right despite not receiving notice. Id. ¶¶ 117?18. 81 Id. ¶¶ 102?14, 164.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 17 of 26 to Renovaro,82 the claim is time-barred. Delaware's borrowing statute mandates that I apply the shorter of "the time limited by the law of this State, or the time limited by the law of the state . . . where the cause of action arose."83 Delaware imposes a three-year statute of limitations on a fiduciary duty claim.84 Florida imposes a two-year statute of limitations on fiduciary duty claims against law firms and attorneys, which the parties agree Florida law categorizes as professional malpractice claims.85 Since Florida's period is 82 Id. ¶¶ 104, 111 (alleging "the Company and K&L Gates never provided the requisite written piggyback notice"). 83 10 Del. C. § 8121 ("Where a cause of action arises outside of this State, an action cannot be brought in a court of this State to enforce such cause of action after the expiration of whichever is shorter, the time limited by the law of this State, or the time limited by the law of the state or country where the cause of action arose, for bringing an action upon such cause of action."). 84 Id. § 8106; e.g., Halpern v. Barran, 313 A.2d 139, 141-43 (Del.Ch.1973). 85 Fla. Stat. § 95.11(5)(b); SAB 3; SOB 5?6; Tambourine Comercio Internacional SA v. Solowsky, 312 F. App'x 263, 281 (11th Cir. 2009) ("Based on the plain text of sections 95.11(3)(o) and 95.11(4)(a) and also the guidance provided by Florida courts, we hold the district court was correct in treating [appellant's] breach of fiduciary duty claim against its former counsel as a professional malpractice claim subject to the two-year statute of limitations."); Chevaldina v. Ctr. for Individual Rights, 2022 WL 2079850, at *3 (S.D. Fla. May 11, 2022); see Green v. Batel, 365 So.2d 785, 787?88 (Fla. 3d DCA 1978) (applying two-year limitations statute to claims of negligence, breach of contract, and breach of fiduciary duty by client against former attorneys who allegedly disbursed funds without permission); Palafrugell Hldgs., Inc. v. Cassel, 825 So.2d 937, 940 n.2 (Fla. 3d DCA 2001) (claim for breach of fiduciary duty is an alternative claim for legal malpractice); see also Mattera v. Nusbaum, 2019 WL 1116192, at *9 (S.D. Fla. Jan. 15, 2019) ("[W]here, Plaintiff is squarely alleging (and we assume to be true) that the [] Defendants were his lawyers . . . Plaintiff's contractual claims can only be read to assert malpractice claims. . .

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 18 of 26 shorter, it governs Plaintiff's fiduciary duty claim.86 "When Delaware's borrowing statute mandates the application of another jurisdiction's limitations period, ?the borrowed statute is accepted with all its accoutrements,' including the rules governing when a claim accrues and triggers the limitations period."87 Florida's two-year limitations period on professional malpractice claims "run[s] from the time the cause of action is discovered or should have been discovered with the exercise of due diligence."88 The parties agree . As such, the two-year statute of limitation also applies."), report and recommendation adopted, WL 2254955 (S.D. Fla. Feb. 11, 2019). The Florida Legislature amended Section 95.11 after Tambourine to add a limitations period for actions seeking to collect medical debt, resulting in a change to the subsection numbers. Fla. Sess. Law Serv. Ch. 2024-183, § 95.11 (WEST) ("Present subsections (4) through (12) of section 95.11, Florida Statutes, are redesignated as subsections (5) through (13), respectively"); see SOB 6?7, n.4. The statute applied in Tambourine, § 95.11(4)(a), is substantively identical to § 95.11(5)(b). Compare Fla. Stat. § 95.11(4)(a) (2002) with Fla. Stat. § 95.11(5)(b) (2025). 86 10 Del. C. § 8121. 87 Pallano v. AES Corp., 2011 WL 2803365, at *5 (Del. Super. July 15, 2011) (quoting Plumb v. Cottle, 492 F.Supp. 1330, 1336 (D. Del. 1980) (citing Frombach v. Gilbert Assoc., 236 A.2d 363 (Del. 1967), cert. denied, 391 U.S. 906 (1968))). 88 Fla. Stat. § 95.11(5)(b). While a plaintiff usually must be in privity with an attorney and/or law firm to assert a malpractice claim, Florida takes a "relaxed" approach to this requirement. Greenberg v. Mahoney Adams & Crisner, P.A., 614 So.2d 604, 605 (Fla. 1st DCA 1993). The K&L Gates Defendants strongly maintain no attorney-client relationship was ever created with Plaintiff. DOB 35?43; DRB 22?29; SOB 11?19. The K&L Gates Defendants point out there are no allegations "the K&L Gates Defendants prepared, or that Weird Science signed, an engagement letter or retention agreement for such services or that Weird Science ever paid the K&L Gates Defendants for such services." SOB 12. The K&L Gates Defendants also assert no implied attorney-client relationship was formed because Plaintiff was aware K&L Gates Defendants represented Renovaro. Id. at 12?19.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 19 of 26 Plaintiff's fiduciary duty claim against the K&L Gates Defendants is subject to Florida's two-year statute of limitations.89 Under Florida law, Plaintiff's claim began to accrue once "redressable harm has been established."90 The Florida limitations period is triggered upon "the existence of a redressable harm or injury . . . the injured party knows or should know of" regardless of whether the full extent of the harm remains unknown.91 "A cause of action accrues when the last element constituting the cause of action occurs."92 At the same time, Florida follows what it calls "the first injury rule": "where an injury, although slight, is sustained in consequence of the wrongful act of another, and the law affords a remedy therefor, the statute of limitations attaches at once."93 "It is not material that all the damages resulting from the act shall have been This opinion does not reach whether an attorney-client relationship was formed between Plaintiff and the K&L Gates Defendants. 89 SOB 4?5; SAB 3; Fla. Stat. § 95.11(5)(b). 90 Taracido v. Perez-Abre, Zamora & De La Fe, P.A., 705 So.2d 41, 42 (Fla. Dist. Ct. App. 1997), approved sub nom., Perez-Abreu, Zamora & De La Fe, P.A. v. Taracido, 790 So.2d 1051 (Fla. 2001); Peat, Marwick, Mitchell & Co. v. Lane, 565 So.2d 1323, 1325 (Fla. 1990); Bierman v. Miller, 639 So.2d 627, 628 (Fla. 3d DCA 1994). 91 Peat, 565 So.2d at 1325. 92 Fla. Stat. § 95.031(1); State Farm Mut. Auto. Ins. Co. v. Lee, 678 So.2d 818, 821 (Fla. 1996) ("[A] cause of action cannot be said to have accrued, within the meaning of the statute of limitations, until an action may be brought."). 93 City of Miami v. Brooks, 70 So.2d 306, 308 (Fla. 1954).

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 20 of 26 sustained at that time and the running of the statute is not postponed by the fact that the actual or substantial damages do not occur until a later date."94 When a claim is brought against a law firm or attorney, the claim begins to accrue once the potential plaintiff can "determine if there was any actionable error by the attorney."95 Florida's tolling statute recognizes a limited set of circumstances which can toll the running of the statute of limitations, and "specifically precludes application of any tolling provision not specifically provided therein."96 Plaintiff first asserted its fiduciary duty claim against the K&L Gates Defendants on December 5, 2023.97 The claim is time-barred because it was known 94 Id. 95 Peat, 565 So.2d at 1325. In Peat, the plaintiff brought a malpractice claim against an accounting firm arising from the preparation of an income tax filing. Id. at 1324. The accrual question was whether the two-year limitations period began to run when the plaintiffs received a deficiency letter from the IRS, which the defendant-accounting firm advised the plaintiffs to appeal, or when the United States Tax Court entered judgment ordering the plaintiffs to pay a tax deficiency. Id. at 1324?25. Peat held the limitations period began to run when the Tax Court entered judgment because otherwise the plaintiffs would have to challenge the tax filing in the malpractice action at the same time they defended it before the Tax Court. Id. at 1326. In so holding, Peat analogized the malpractice claim against the accounting firm to legal malpractice claims predicated on errors committed during the course of litigation. Id. at 1325 (collecting litigation malpractice cases). 96 Hearndon v. Graham, 767 So.2d 1179, 1185 (Fla. 2000); see Fla. Stat. §§ 95.051(1)?(2) (enumerating nine tolling provisions and providing that "except those specified in this section" no other reason shall toll the running of any statute of limitations). 97 D.I. 16.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 21 of 26 or knowable to Plaintiff before December 5, 2021. This analysis follows the Ruling's analysis concluding the fraudulent inducement claim was time-barred.98 Weird Science was on inquiry notice no later than July 2020, when Renovaro's prospectus supplement granted Lincoln Park the access to public markets that Weird Science had negotiated to receive.99 As Plaintiff itself pleads, the prospectus supplement made clear the Company registered Lincoln Park's shares for public sale, but not Plaintiff's Merger Shares.100 Once the prospectus supplement was filed, Plaintiff knew or should have known that it had been deprived of notice that would allow it to exercise its piggyback rights.101 And Sandler knew about the July Registration Statement: he signed it as a Renovaro director.102 Plaintiff alleges that if its Merger Shares were registered in July 2020, Weird Science could have disposed of all its Merger Shares, realizing over $92 98 Ruling 17?24. 99 Id. 22?23; FAC ¶ 125; id. at ¶ 126(d) ("Thus while serving as counsel to the Company in the 2020 ELOC, K&L Gates and Parker simultaneously assisted another client (Lincoln Park) obtain no-risk profits while depriving a third set of clients (Weird Science and Wittekind) of their valuable Piggyback Rights and the ability to sell their shares alongside Lincoln Park during the July 2020 Registration Statement effective period."). 100 FAC ¶ 125. 101 Id. ¶¶ 83, n.30, 97, 104, 125, 164. 102 Id. ¶ 105.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 22 of 26 million in proceeds.103 Plaintiff's redressable harm with respect to its rights under the IRA was established by July 2020.104 Plaintiff knew or should have known of its deprivation and injury, by a public disclosure that its manager signed, by then.105 The fiduciary duty claim based on that injury is time-barred. Recognizing the application of Florida's first injury rule would render Plaintiff's claim time-barred, Plaintiff argues for an exception called the "finality accrual rule."106 It applies when a claim for legal malpractice, and the plaintiff's injury, depends on the final adjudication and judgment in the underlying matter: "until that time, one cannot determine if there was any actionable error by the attorney."107 In that context, "the statute of limitations begins to run when the 103 Id. ¶ 98. 104 Brooks, 70 So.2d at 308 (Fla. 1954); Peat, 565 So.2d at 1325; Fla. Stat. § 95.11(5)(b). 105 In 2023, Plaintiff asserted its right to piggyback on the Company's registration statement after it was disclosed in a public filing, despite not receiving notice. FAC ¶¶ 117?18. 106 SAB 20?23; Kipnis v. Bayerische Hypo-Und Vereinsbank, AG, 202 So.3d 859, 862 (Fla. 2016) ("[A] special rule applies when the plaintiff's damages exist by virtue of an enforceable court judgment. In these circumstances, the statute of limitations begins to run when the underlying judgment becomes final . . . We now label this the ?finality accrual rule.'"), opinion after certified question answered, 844 F.3d 944 (11th Cir. 2016). 107 Peat, 565 So.2d at 1325; Silvestrone v. Edell, 721 So.2d 1173, 1175 (Fla. 1998) ("To be liable for malpractice arising out of litigation, the attorney must be the proximate cause of the adverse outcome of the underlying action which results in damage to the client . . . Since redressable harm is not established until final judgment is rendered . . . a malpractice claim is hypothetical and damages are speculative until the underlying action is concluded with an adverse outcome to the client.") (citations omitted); see Kipnis, 202 So.3d at 862 ("To determine whether to apply the rule in any particular case, we have considered a series

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 23 of 26 underlying judgment becomes final."108 The finality accrual rule does not govern Plaintiff's claim. Weird Science claims the K&L Gates Defendants breached their fiduciary duties by intentionally obfuscating Plaintiff's rights under the Agreements.109 Weird Science alleges it was of factors and applied the finality accrual rule where those factors favored the rule's application. Our analysis has focused on whether application of the finality accrual rule would (1) avoid the needless disruption of an ongoing, preexisting relationship between the plaintiff and the defendant that could occur if we required an earlier lawsuit; (2) shield a potential plaintiff from having to argue inconsistent positions in separate actions; (3) ensure that a plaintiff's damages are sufficiently real and concrete prior to a judgment in the underlying litigation; (4) encourage the efficient use of scarce judicial resources; and (5) promote the policies underlying statutes of limitations in the case at bar."). 108 Kipnis, 202 So.3d at 862; Silvestrone, 721 So.2d at 1175?76 ("We therefore hold . . . the two-year statute of limitations for litigation-related malpractice. .. . begins to run when final judgment becomes final. This bright-line rule will provide certainty and reduce litigation over when the statute starts to run. Without such a rule, the courts would be required to make a factual determination on a case by case basis as to when all the information necessary to establish the enforceable right was discovered or should have been discovered."); Fremont Indem. Co. v. Carey, Dwyer, Eckhart, Mason & Spring, P.A., 796 So.2d 504, 506 (Fla. 2001) ("[T]he present case is a classic example of why redressable harm cannot be determined until the conclusion of the litigation . . . Dwyer alleges that Fremont had to pay attorney's fees and costs to defend a lawsuit that it otherwise could have settled. The settlement would have cost Fremont two million dollars . . . [P]rior to the conclusion of the litigation, there was the potential of a lower settlement. or judgment . . . the possibility existed that Fremont would not suffer any redressable harm."); Larson & Larson, P.A. v. TSE Indus., Inc., 22 So.3d 36, 42 (Fla. 2009) (explaining the rule announced in Silverstrone is applicable to litigation-related legal malpractice claims). 109 FAC ¶¶ 67?86; id. at ¶164 ("K&L Gates and Parker breached their fiduciary duties of loyalty and care to Plaintiffs when they . .. . conspired with the Company . . .to deprive Plaintiffs of their rights under the Investor Rights Agreement and Standstill and Lock-up Agreement; misled Plaintiffs of their rights under these agreements, knowingly failed to give Plaintiffs notice of their Piggyback Rights with respect to the July 2020 and February 2023 Registration Statements. . . .").

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 24 of 26 harmed by being deprived of the information necessary to assert its piggyback rights with respect to the July Registration Statement.110 Plaintiff's harm was not unknown, and it did not require a court's adjudication to determine if a cause of action existed.111 Finally, Plaintiff argues I should apply the "continuous tort doctrine" or the continuous representation doctrine" to find the limitations period of its fiduciary duty claim was tolled until June 2022.112 The Florida Supreme Court has expressly rejected the application of any tolling doctrine not codified in the tolling statute.113 110 Id. ¶¶ 67?86, 101?14, 164. 111 Fla. Stat. § 95.11(5)(b); Brooks, 70 So.2d at 308; Kellermeyer v. Miller, 427 So.2d 343, 347 (Fla. 1st DCA 1983) (statute of limitations barred legal malpractice claim because it accrued when the "damage actually occurred, although the amount remained uncertain, and the aggrieved parties possessed a mere possibility that their damages might have been mitigated."). In Kellermeyer, the Court found the "damage element" of the legal malpractice claim began to accrue upon the "diminution in value" of the mortgage "[a]lthough the exact amount of [plaintiff]'s damages might not have been foreseen at that time." Id. at 346; see also 4 Fla. Jur. 2d Attorneys at Law § 541 ("Where a case for legal malpractice does not depend on a legal ruling, the test for when damages accrue is when it is reasonably clear that a client has actually suffered some damage from legal advice or services.") 112 SAB 23, 26?27. 113 Hearndon, 767 So.2d at 1185 ("[T]he tolling statute specifically precludes application of any tolling provision not specifically provided therein."); Larson & Larson, 22 So.3d at 46 ("[I] in the absence of a specific statutory authorization for doing do, we are precluded from tolling the statute of limitation based on the continuous representation doctrine."); see, e.g., Watson v. Paul Revere Life Ins. Co., 2011 WL 5025120, at *4 (S.D. Fla. Oct. 21, 2011) (under Florida law, equitable tolling of a statute of limitations is unavailable outside the administrative context; granting motion to dismiss on limitations grounds);

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 25 of 26 That statute does not identify the continuous representation doctrine or the continuing tort doctrine as grounds to toll the accrual of a cause of action.114 The Florida Supreme Court rejected the application of the continuous representation doctrine to a legal malpractice claim, and held its application would be "wholly detached from the governing statute, which ties the running of the limitations period for lawyer malpractice claims to ?the time the cause of action is discovered or should have been discovered.'"115 The Florida high court explained adopting the continuous representation doctrine outside a statutory context "cannot be allowed to defeat the policy choice which is embodied in the statutory text enacted by the Legislation."116 I read that directive to bar the application of the continuous representation doctrine or the continuing tort doctrine to Plaintiff's claim. 114 Fla. Stat. §§ 95.051(1)?(2). 115 Larson & Larson, 22 So.3d at 46 (quoting Fla. Stat. § 95.11(5)(b)). 116 Larson & Larson, 22 So.3d at 46.

Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., C.A. No. 2023-0599-MTZ December 5, 2025 Page 26 of 26 III. CONCLUSION The K&L Gates Defendants' motion to dismiss is GRANTED. Sincerely, /s/ Morgan T. Zurn Vice Chancellor MTZ/ms cc: All Counsel of Record, via File & ServeXpress